Exhibit 99.1

Contact:	Meghan Dalton	John Allen
	Intersil Investor Relations	Intersil Public Relations
	Tel: (321) 729-5738	Tel: (321) 729-4928
	E-Mail: mdalton@intersil.com	E-Mail: jallen02@intersil.com

Intersil Expands Manufacturing Relationship with IBM

— Proprietary 0.6 micron BiCMOS technology will be sourced from IBM foundry

— Focus on proprietary, greater than 1micron technologies internally

— Action will improve cost structure and gross margins for products

MILPITAS, CA, March 18, 2004 – Intersil Corporation (NASDAQ: ISIL), a world leader in the design and manufacture of high performance analog solutions, announced today that it will move all internal volume of its 0.6 micron (um) BiCMOS wafer processing to IBM’s Burlington, Vermont manufacturing facility in an extension of the foundry services agreement entered into between the two companies in September of last year. Intersil will focus its entire Palm Bay, Florida manufacturing capacity to address growing demand for standard analog products fabricated on greater than 1um proprietary processes on its 4-inch and 6-inch wafer lines.

Currently, 0.6um high performance analog products are being produced using the same BiCMOS process at both Intersil’s 6” fabrication facility and IBM’s Burlington 8” fabrication facility. Intersil will concentrate its internally developed 0.6um production exclusively at IBM and enhance, modify and add to its proprietary greater than 1um processes in Palm Bay which produce a wide range of standard analog products.

“This is a strategic manufacturing decision that lays a firm foundation for addressing growing demand, ensuring we have the right process technologies for different categories of products and having a cost structure that supports our continuing efforts to achieve higher gross margins,” said Rich Beyer, president and CEO of Intersil Corporation. “IBM has done a superb job for us and it makes sense to consolidate our 0.6 micron production on their eight-inch line. Likewise, our 4-inch and 6-inch lines in Palm Bay will focus entirely on production using our many proprietary greater-than-one micron processes. Our commitment to improving Intersil’s gross margins continues, and this will be a significant strategic step towards achieving that goal.”

IBM’s fabrication facility is fully qualified for Intersil’s proprietary 0.6 um process and is ramping several products in production volumes now. Over the next six to nine months, all such products will be manufactured at IBM, freeing capacity in Palm Bay to focus its internal production on standard analog products that are well suited to micron-and-above geometries.

Intersil To Transfer P6 Wafer Production to IBM, Page Two

“We expanded our relationship with IBM because of their high-volume capability, their excellent quality and their ability to meet the technology improvements and cost models we’ll follow over the next several years,” Beyer added. The company expects that all 0.6um wafer processing will be handled at the IBM foundry before the end of 2004.

Intersil continues to make modifications and enhancements to its analog processes that run at its internal fabrication facility to keep up with growing demand for an attractive portfolio of standard products. The company will also continue to have wafers processed at its other foundry partners. Intersil expects this change in manufacturing strategy to further strengthen the company’s competitive cost structure for its customers and enable additional improvement in its overall gross margins.

First Quarter 2004 Financial Impact

The company expects to report a non-cash charge in the first quarter of 2004, estimated to be approximately $14 million after tax, associated primarily with impaired excess equipment. Separately, Intersil concluded today a routine audit exam with the Internal Revenue Service related to the 1999 and 2000 tax years. The result of this settlement will be a one-time gain of $15.9 million, which will also be recognized in the first quarter. The company currently expects that the net impact of these one-time items will result in a slight increase to GAAP earnings for the quarter.

About Intersil

Intersil Corporation, a NASDAQ-100 Index company, is a leader in the design and manufacture of high performance analog semiconductors. The company’s products address three of the industry’s fastest growing markets: flat panel displays, optical storage (CD and DVD recordable) and power management. Intersil products include power management devices for battery management, hot-swap and hot-plug controllers, linear regulators, supervisory ICs, switching DC-DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and rad-hard applications. For more information about Intersil or to find out how to become a member of our winning team, visit the company’s web site and career page at www.intersil.com.

This release may include “forward looking statements” that are subject to risks and uncertainties. For information identifying economic, political, climatic, currency, regulatory, technological, competitive and some other important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, see Intersil’s Safe Harbor Forward Looking Statement disclaimer found at www.intersil.com/legal.asp, as well as Intersil’s SEC filings as updated from time to time, found at www.sec.gov/.